        As Filed with the Securities and Exchange Commission on March 28, 2000
                                      Registration Statement No. 33-__________


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                    FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933


                           DELTA PETROLEUM CORPORATION
                  (Exact Name of Registrant in its Charter)

            Colorado                             84-1060803
(State or other jurisdiction           (I.R.S. Employer Identification No.)
 of incorporation or organization)

              Suite 3310, 555 17th Street, Denver, Colorado 80202
                             (303)  293-9133
                  (Address and telephone number of principal
              executive offices and principal place of business)

                    Aleron H. Larson, Jr., Chairman/C.E.O
                         Delta Petroleum Corporation
                         Suite 3310, 555 17th Street
                           Denver, Colorado  80202
                               (303)  293-9133
           (Name, address and telephone number of agent for service)

          Copies to:  STANLEY F. FREEDMAN, ESQ.
                      Krys Boyle Freedman & Sawyer, P.C.
                      600 Seventeenth Street, Suite 2700 South
                      Denver, Colorado  80202-5427
                      (303)  893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:  --    --

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. -- X --

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  --    --

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  --    --  __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  --    --

                       CALCULATION OF REGISTRATION FEE
=============================================================================
Title of Class                             Proposed Maximum    Amount of
of Securities             Amount to be     Aggregate           Registration
to be Registered          Registered       Offering Price(1)   Fee
-----------------------------------------------------------------------------
Common Stock,             1,328,000        $3,652,000          $964.13
$.01 Par Value
=============================================================================
(1) Estimated solely for the purpose of computing the amount of registration fee based on the closing price of Registrant's Common Stock on the Nasdaq Small-Cap Market on March 2, 2000 of $2.75 per share.

                                   PART I

                          DELTA PETROLEUM CORPORATION
                        1,328,000 Shares of Common Stock
                           $0.01 par value per share

     Of the 1,328,000 shares of the Common Stock, $0.01 par value (the "Common Stock"), of Delta Petroleum Corporation ("Delta," "Company," or "we," "our" or "us") registered hereunder, all 1,328,000 shares are for the account of the owners (collectively, the "Selling Shareholders"). We will not receive any proceeds from the sale of the Common Stock sold by the Selling Shareholders.

     Our Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On March 2, 2000, the reported closing price for our Common Stock on the Nasdaq Small-Cap Market was $2.75.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE of RISK AND IMMEDIATE DILUTION. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION" BEGINNING ON PAGE 11.
                                           ____________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     We anticipate that sales may be effected from time to time, by or for the accounts of the Selling Shareholders, in the Nasdaq Small-Cap Market, in negotiated transactions or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the Nasdaq Small-Cap Market, in negotiated transactions or otherwise. Sales will be made at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution."

                 The date of this Prospectus is March __, 2000

                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

1. Amendment to Quarterly Report on Form 10-QSB/A (for quarter ended December 31, 1999) filed on February 23, 2000, Exchange Act reporting number 0-16203.

2. Quarterly Report on Form 10-QSB (for quarter ended December 31, 1999) filed on February 16, 2000, Exchange Act reporting number 0-16203.

3. Amendment to Current Report on Form 8-K/A filed February 15, 2000, Exchange Act reporting number 0-16203.

4. Current Report on Form 8-K filed on December 10, 1999, Exchange Act reporting number 0-16203.

5. Quarterly Report on Form 10-QSB (for quarter ended September 30, 1999) filed on November 15, 1999, Exchange Act Reporting number 0-16203.

6. Amendment to Current Report on Form 8-K/A filed January 13, 2000, Exchange Act reporting number 0-16203.

7. Current Report on Form 8-K filed on November 12, 1999, Exchange Act reporting number 0-16203.

8. Annual Report on Form 10-KSB (for fiscal year ended June 30, 1999) filed September 28, 1999, Exchange Act reporting number 0-16203.

9. Amendment to Current Report on Form 8-K/A filed on August 26, 1999, Exchange Act reporting number 0-16203.

10. Current Report on Form 8-K filed on August 26, 1999, Exchange Act reporting number 0-16203.

11. All documents filed by us, subsequent to the date of this Prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 3310, 555 17th Street, Denver, Colorado 80202, or (303) 293-9133.

                              TABLE OF CONTENTS


                                                                        PAGE

RISK FACTORS ...............................................               5

USE OF PROCEEDS ............................................               8

DETERMINATION OF OFFERING PRICE ............................               9

DILUTION ...................................................               9

RECENT MATERIAL CHANGES IN OUR BUSINESS  ...................               9

SELLING SHAREHOLDERS .......................................              10

PLAN OF DISTRIBUTION .......................................              11

DESCRIPTION OF COMMON STOCK ................................              11

EXPERTS ....................................................              12

LEGAL MATTERS ..............................................              12

                                 RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     1. Substantial Debt Obligations and Shortages of Funding. As the result of debt obligations that we recently incurred in connection with our purchase of oil and gas properties from Whiting Petroleum, we are obligated to make substantial monthly payments to our lender on a loan which encumbers the production revenue from 11 onshore wells and the offshore Rocky Point and Point Arguello Units. Although we intend to seek outside capital to either refinance the debt or provide a cushion, at the present time we are almost totally dependent upon the revenues that we receive from our oil and gas properties to service the debt. In the event that oil and gas prices and/or production rates drop to a level that we are unable to pay the $150,000 principal and interest minimum payment per month that is required by the debt agreements, it is likely that we would lose our interest in the properties that we recently purchased. In addition, our level of oil and gas activities, including exploration and development of existing properties, and additional property acquisition, will be significantly dependent on our ability to successfully conclude funding transactions. No assurances can be given that any such funding transactions will be completed successfully.

     2. History of Losses; No Assurance of Profitability. We have incurred substantial losses from our operations to date, and at December 31, 1999 we had an accumulated deficit of $21,049,164. During the six months ended December 31, 1999, we had total revenues of $733,834, expenses of $2,204,639 and a net loss for the six months of $1,470,805. During the year ended June 30, 1999, we had total revenues of $1,717,651, expenses of $4,716,410 and a net loss for the year of $2,998,759. During the fiscal year ended June 30, 1998 we had total revenues of $2,163,615, expenses of $3,125,618 and a net loss for the year of $962,003. There are no assurances that we will ever achieve profitability on a consistent basis.

     3. Substantial Cost to Develop Certain of Our Offshore California Properties; Development May Be Adversely Affected by the California Offshore Oil and Gas Energy Resources ("COOGER") Study; Company Holds Minority Interest in Certain Properties and Generally Will Not Control Timing of Development. Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 24.22%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore California near Santa Barbara. The cost to develop these properties will be very substantial. The cost to develop all of these offshore California properties in which we own a minority interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements. There can be no assurance that we can farmout our interests on acceptable terms.

     These units have been formally approved and are regulated by the Minerals Management Service ("MMS") of the federal government. While the federal government has recently attempted to expedite the process of obtaining permits and authorizations necessary to develop the properties, there can be no assurance that it will be successful in doing so. The MMS has initiated the California Offshore Oil and Gas Energy Resources (COOGER) study at the request of the local regulatory agencies of the affected Tri-Counties. The COOGER study seeks to present a long-term regional perspective of potential onshore constraints that should be considered when developing existing undeveloped offshore leases. COOGER will project the economically recoverable oil and gas production from offshore leases which have not yet been developed. These projections will be utilized to assist in identifying a potential range of scenarios for developing these leases. The "worst" case scenario is that no new development of existing offshore leases would occur. If this scenario were ultimately to be adopted by governmental decision makers and the industry as the proper course of action for development, our offshore California properties would in all likelihood have little or no value. We would seek to cause the Federal government to reimburse us for all money spent by us and our predecessors for leasing and other costs and/or for the value of the oil and gas reserves found on the leases through our exploration activities and those of our predecessors.

     We do not act as operator of and, with the exception of Rocky Point, we do not own a controlling interest in any of the offshore California properties and consequently we will generally not control the timing of either the development of the properties or the expenditures for development unless we choose to unilaterally propose the drilling of wells under the relevant operating agreements.

     4.     Substantial Costs to Develop Reserves.   We have significant
undeveloped properties in addition to those in offshore California discussed in #3 above that will require substantial costs to develop. During the year ended June 30, 1999, we participated in the drilling and/or completion/recompletion of four gas wells and seven non-productive wells. We anticipate that we will participate in the drilling of a total of seven to ten new wells during the fiscal year ending June 30, 2000. Although we believe that we will participate in the drilling of additional wells during the current fiscal year, our level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent upon our ability to successfully conclude funding transactions, of which there is no assurance.

     We expect to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by us and existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of our sale of working interests in oil and gas leases, production revenues, sales of our securities, and funds from any funding transactions in which we might engage.

     5. Dependence on Oil and Gas Prices. Our current ability to service our debt and our oil and gas exploration and production activities are dependent on the market prices of oil and gas. The prices for oil and gas are dependent on a number of factors, including the extent of domestic production and imports of oil; the competitive position of oil and gas as a source of energy as compared with coal, atomic energy, hydroelectric power and other energy sources; the refining capacity of prospective oil purchasers; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation and sale of oil and gas. Such factors are beyond our control or influence. The volatility of prices of oil and gas, which has been substantial in the past and may continue to be high in the future, may have material effects on our liquidity and capital resources. The Company is currently receiving oil and gas prices in excess of their respective averages during the prior two years. In addition, oil prices are at their highest level in the last ten years. There can be no guarantee that these prices will continue in the future. Additionally, the valuation of our proven and unproven oil and gas properties and our production revenues could vary and fluctuate significantly with changes in oil and gas prices. We have entered into a forward sale arrangements to mitigate the risks associated with lower prices, but these arrangements also limit our ability to receive increased revenues from higher prices.

     6. Shares Available for Resale. Of our presently outstanding shares of Common Stock, 914,880 shares of "restricted securities" (the "UFG Owned Shares") are owned by our former parent, Underwriters Financial Group, Inc. ("UFG"), which has filed for protection under federal bankruptcy laws. Under the terms of a settlement agreement reached among us, UFG and Snyder Oil Corporation ("SOCO"), UFG granted a lien to SOCO on the UFG Owned Shares. While the settlement agreement imposes certain restrictions upon the sales of the UFG Owned Shares into the public market in addition to any restrictions provided by SEC Rule 144 for affiliates, SOCO and the Trustee in bankruptcy for UFG intend to effectuate the sale of the UFG Owned Shares as soon as practicable. Subject to these restrictions, all of the UFG Owned Shares are currently eligible for resale. Investors should be aware that such sale of the UFG Owned Shares may, in the future, have a depressive effect on the price of our Common Stock.

     7. Competition. Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which may be more experienced and may have greater financial resources. We do not hold a significant competitive position in the oil and gas industry.

     8. Governmental Regulation and Control. Our activities are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted, and may require us to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect on us of such governmental policies and controls.

     9. Dependence Upon Operators. We currently operate only a small portion of the wells in which we own an interest, and we are dependent upon the operator of the wells that we do not operate to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells. While we, as a working interest owner, may have some voice in the decisions concerning the wells, we are not the primary decision maker concerning them. Therefore we may be unable to cause wells to be drilled even though we may have the funds with which to pay our proportionate share of the expenses of such drilling.

     10. General Risks Inherent in Oil and Gas Exploration and Operations. Our business is subject to risks inherent in the exploration, development and operation of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in our incurring substantial losses and liabilities to third parties. In our own activities, we purchase insurance against risks customarily insured against by others conducting similar activities. Nevertheless, we are not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on us.

     11. No Long-Term Contracts. We do not have any long-term supply or similar agreements with governments or authorities pursuant to which we act as producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing well head market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

     12. Lack of Diversification. Since all of our resources are devoted to one industry, purchasers of our Common Stock will be risking essentially their entire investment in a company that is focused only on oil and gas activities.

      13. Voting Rights. Holders of our Common Stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of our directors, and holders of the Common Stock offered hereby will not be able to elect a representative to our Board of Directors. See "DESCRIPTION OF COMMON STOCK."

     14. Lack of Prospective Dividends. There can be no assurance that our proposed operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be used to finance our growth and that dividends will not be paid to holders of Common Stock. See "DESCRIPTION OF COMMON STOCK."

     15. No Assurance of a Public Market. Our Common Stock is listed on the Nasdaq Small-Cap Market and trades under the symbol "DPTR." To date, trading volume for our Common Stock has been relatively light. Average weekly trading volume for the fiscal year ended June 30, 1999 was 10,445 shares. The high sales price during such period was $4.00, while the low sales price during the same period was $1.125.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Common Stock being registered hereunder for sale by the Selling Shareholders. However, some of the selling shareholders' shares being registered represent warrants and exercisable stock options from which, if exercised, we would receive certain proceeds. Any proceeds received pursuant to exercise of warrants and stock options would be used for general working capital purposes.

                       DETERMINATION OF OFFERING PRICE

     The shares being registered herein are being sold by Selling
Shareholders, and not by us, and are therefore being sold at the market price as of the date of sale. Our Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On March 2, 2000, the reported closing price for our Common Stock on the Nasdaq Small-Cap Market was $2.75.

                                   DILUTION

     As of December 31, 1999, we had 7,311,902 shares of Common Stock issued and outstanding with a net tangible book value of $11,003,150 or $1.50 per share. Net tangible book value per share represents the amount of our total assets excluding intangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. The following table sets forth the dilution (excess of assumed purchase price per share over net tangible book value per share) to be incurred by investors acquiring Common Stock. This dilution effect will not be reflected in the Company's financial statements.

     Assumed Purchase Price (1)                       $2.75
     Net tangible book value per share at
      December 31, 1999                               $1.50
     Dilution to Purchasers of Common Stock           $1.25
     Dilution to Purchasers as Percentage
      of Purchase Price                               45.45%
____________________

(1) Assumes a purchase price of $2.75. The closing bid price of our Common Stock on NASDAQ on March 2, 2000 was $2.75.


                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     There have been no material changes in our business since June 30, 1999 other than the recent drilling activity set forth below and the changes disclosed in the Form 10-KSB for the fiscal year ended June 30, 1999, the Form 10-QSB for the period ended December 31, 1999 and the Forms 8-K filed since June 30, 1999.

     Present Drilling Activity
     -------------------------

     Between July 1, 1999 and February 7, 2000, we participated in the drilling of one new well with Slawson Exploration Company on its properties in the Sacramento Basin. The well is successful and will be selling gas within a few weeks. We plan to participate in the drilling of one additional well on these properties during the next 90 days.

                             SELLING SHAREHOLDERS

     The following table indicates the Selling Shareholders currently known to us. The calculations are based upon outstanding shares at February 10, 2000 of 7,564,702.

                               Number of
                               Shares of
                             Common Stock   % Held
                            Owned Prior to  Prior to   Common Stock
Name                         the Offering   Offering    to be Sold

Bank Leu AG                    428,000        5.66%      428,000
Troy L. Bates                  257,500(1)     3.34%      200,000
Globemedia AG                  762,200(2)     9.15%      700,000


                               Number of
                               Shares of
                              Common Stock   % Held
                              Owned After    After the
Name                          the Offering   Offering

Bank Leu AG                          0            0
Troy L. Bates                   57,500          .75%
Globemedia AG                   62,200          .75%
____________________________

(1) 117,500 shares are owned directly by Mr. Bates. Common Stock to be sold includes 140,000 shares of Common Stock underlying currently exercisable options to purchase shares at $2.00 per share.

(2) Includes 62,200 shares of Common Stock underlying currently exercisable options to purchase shares at $1.75 per share which underlying shares have been previously registered for sale. Common Stock to be sold in this offering includes 100,000 shares of Common Stock underlying currently exercisable options to purchase shares at $2.00 per share; 300,000 shares underlyng currently exercisable options to purchase shares at $2.50 per share; 100,000 shares underlying currently exercisable options to purchase shares at $3.00 per share; 100,000 shares underlying currently exercisable options to purchase shares at $3.50 per share; and 100,000 shares underlying options to purchase shares at $4.00 per share.


     We will not receive any proceeds from the sale of Common Stock by any of the Selling Shareholders listed above except such proceeds as may be received by us upon the exercise of outstanding warrants or options by the Selling Shareholders. We have the unilateral right to reduce the exercise price of each of the warrants and options listed above, and may do so if deemed to be in the best interests of our company and our shareholders in the reasonable business judgment of the Board of Directors. We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any such sales by any of the Selling Shareholders. The Selling Shareholders have advised us that sales of shares of our Common Stock may be made from time to time by and for their respective accounts in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market price or at negotiated prices.

                             PLAN OF DISTRIBUTION

     The Common Stock registered hereunder may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent for the Selling Shareholders; and (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Selling Shareholders have advised us that sales of the Common Stock registered hereby may be effected from time to time in transactions (which may include block transactions) in the NASDAQ market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices.

     The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                          DESCRIPTION OF COMMON STOCK

     We are authorized to issue 300,000,000 shares of our $.01 par value Common Stock, of which 7,564,702 shares were issued and outstanding as of February 10, 2000. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding Common Stock can elect all directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on Common Stock will be declared or paid in the foreseeable future. Holders of Common Stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

     A total of 914,880 shares of our Common Stock that are owned by Underwriters Financial Group, Inc. are subject to a voting agreement with us, whereby Aleron H. Larson, Jr. and Roger A. Parker, our Chief Executive Officer and President, respectively, have the right to vote the shares owned by UFG. The voting agreement does not apply if the shares are sold to persons who, upon such purchase, would not be deemed affiliates of us or UFG.

                                   EXPERTS

     The Consolidated Financial Statements of Delta Petroleum Corporation as of June 30, 1999 and 1998, and for each of the years in the three-year period ended June 30, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The Statement of Oil and Gas Revenue and Direct Lease Operating Expenses of Oil and Gas Properties of Whiting Petroleum acquired by Delta Petroleum Corporation for each of the years in the two year period ended June 30, 1999 which appears in the Form 8-K/A of Delta Petroleum Corporation dated January 13, 2000 has been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The Statement of Oil and Gas Revenue and Direct Lease Operating Expenses of Oil and Gas Properties of Whiting Petroleum acquired by Delta Petroleum Corporation for the year ended June 30, 1999 and the nine month period ended June 30, 1998 which appears in the Form 8-K/A of Delta Petroleum Corporation dated February 15, 2000 have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE

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


INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                 PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table itemizes the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby.


     SEC Registration Fee....................   $   964.13
     Transfer Agent Fees.....................       500.00
     Legal Fees and Expenses.................     5,000.00
     Accounting Fees and Expenses............     1,000.00
     Miscellaneous...........................            0
                                                ----------
         Total ..............................   $ 7,464.13
                                                ==========


Item 15.  Indemnification of Directors and Officers.

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and
(b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of the Company's Articles of Incorporation provides as follows:

                                  "ARTICLE X

                                INDEMNIFICATION

      The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."

Item 16.   Exhibits.

Exhibit
Number     Description of Exhibit

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company's
           Form 10 filed September 9, 1987 with the Securities and Exchange Commission).

3.2 Bylaws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange Commission).

4.1 Statement of Designation and Determination of Preferences of Series A Convertible Preferred Stock is incorporated by reference to Exhibit 28.3 of the Current Report on Form 8-K dated June 15, 1988.

4.2 Statement of Designation and Determination of Preferences of Series B Convertible Preferred Stock is incorporated by reference to Exhibit 28.1 of the Current Report on Form 8-K dated August 9, 1989.

4.3 Statement of Designation and Determination of Preferences of Series C Convertible Preferred Stock is incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 27, 1996.

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality. Filed herewith electronically.

23.1      Consent of Independent Auditors.  Filed herewith electronically.

23.2      Consent of Independent Auditors.  Filed herewith electronically.

23.3      Consent of Independent Auditors.  Filed herewith electronically.

23.4      Consent of Krys Boyle Freedman & Sawyer, P.C.  Included in Exhibit
          5.1 above.

23.5      Deleted.

23.6 Consent of Kent B. Lina, Petroleum Engineer. Filed herewith electronically.

24.1      Deleted.

Item 17.   Undertakings.

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 24th day of March, 2000.

                              DELTA PETROLEUM CORPORATION


                             By: /s/ Aleron H. Larson, Jr.
                                 Aleron H. Larson, Jr., Secretary,
                                 Chairman of the Board, Treasurer
                                 and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signatures                 Title                       Date


/s/ Aleron H. Larson, Jr.         Chief Executive             3/24/00
Aleron H. Larson, Jr.             Officer, Chairman
                                  of the Board, Treasurer,
                                  Secretary and Director

/s/ Roger A. Parker               President and               3/24/00
Roger A. Parker                   Director



/s/ Kevin K. Nanke                Chief Financial Officer     3/24/00
Kevin K. Nanke                    and Principal
                                  Accounting Officer


___________________________       Director                    ___________
Terry D. Enright



___________________________       Director                    ___________
Jerrie F. Eckelberger





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